TENTH AMENDMENT TO

FIFTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GROEN BROTHERS AVIATION, INC.

Pursuant to authority expressly granted to and vested in the Board of Directors of Groen Brothers Aviation,  Inc.  (the “Corporation”) by  its  Fifth Amended and Restated  Articles  of Incorporation (as amended, restated, supplemented or otherwise modified from time to time, the “Fifth Amended and Restated Articles of Incorporation;” capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Fifth Amended and Restated Articles of Incorporation) filed with the Utah Division of Corporations and Commercial Code (the “Division”) on November 24, 2008, and pursuant to the Utah Revised Business Corporation Act (the “Act”), the Corporation hereby adopts the following amendment to its Fifth Amended and Restated Articles of Incorporation:

A.           The name of this Corporation is Groen Brothers Aviation, Inc.

B           The  Fifth  Amended  and  Restated  Articles  of  Incorporation  are  hereby  amended  to extend the “maturity date” of the Series B Preferred Stock from April 11, 2011 to August 5, 2011, or such later date as agreed to in writing by the holders of at least 80% of the outstanding shares of Series B Preferred Stock.

C.           This Amendment to the Fifth Amended and Restated Articles of Incorporation of the Corporation (this “Amendment”) was adopted by (i) unanimous written consent of the Corporation’s Board of Directors effective as of April 11, 2011, and (ii) the holders of in excess of eighty percent (80%) of the issued and outstanding shares of the Corporation’s Series B Preferred Stock pursuant to a written consent effective as of April 11, 2011.   The vote cast by the holders of the Corporation’s Series B Preferred Stock was sufficient to authorize this Amendment.   In order to effectuate the foregoing, the Fifth Amended and Restated Articles of Incorporation are hereby amended as follows:

1.           Section  1(B)(e)(1)  of  Article  III  of  the  Fifth  Amended  and  Restated  Articles  of Incorporation is hereby deleted and replaced with the following text:

Mandatory Redemption.

(1) On the first to occur of (i) August 5, 2011, or such later date as agreed to in writing by the holders of at least 80% of the holder of the outstanding shares of Series B Preferred Stock after August 5, 2011, (ii) a Liquidation Event, or (iii) the date that is six (6) months following the date in which the Corporation or any one or more of its Affiliate(s) receives aggregate cash proceeds from one or more Financing Transactions (as defined below) in excess of fifty million dollars ($50,000,000) (the “Maturity Date”), the Corporation shall be obligated to redeem all issued and outstanding shares of Series B Preferred Stock from the holders thereof. For each share of Series B Preferred Stock, the Corporation shall be obligated to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such share of Series B Preferred Stock) an amount in cash equal to the Stated Value of such share (plus all accrued and unpaid dividends thereon) (the “Redemption Price”).The Redemption Price must be paid, in cash, within three (3) business days following the Maturity Date.In addition, if the Corporation or an Affiliate engages in one or more Financing

Transactions at any time after the effective date hereof in which the proceeds paid to the Corporation or any Affiliate(s) (taken together with the proceeds of any prior Financing Transaction that occurs after the effective date hereof) exceed twenty million dollars ($20,000,000) in the aggregate (such cumulative amount, the “Aggregate Proceeds”), then the Corporation will be required to redeem, on the date that is six (6) months following the closing date of such relevant Financing Transaction, a percentage of the then outstanding shares of Series B Preferred Stock (the “Base Number of Outstanding Shares”) equal to the quotient determined by dividing the Aggregate Proceeds by $50,000,000. On the date that is six (6) months following each subsequent occasion on which the Corporation or any Affiliate(s) receives proceeds from a Financing Transaction (but in no event later than the Maturity Date), the Corporation shall be required to redeem a number of additional shares of Series B Preferred Stock equal to a percentage of the Base Number of Outstanding Shares, where such percentage shall equal the quotient determined by dividing the amount of such additional proceeds by $50,000,000. For example, (A) if the Aggregate Proceeds are $21,000,000 and the Base Number of Outstanding Shares is 20,000, then the Corporation will be required to redeem 8,400 shares of Series B Preferred Stock (42% of the Base Number of Outstanding Shares) and (B) if the Corporation or an Affiliate subsequently receives an additional $10,000,000 from a Financing Transaction, then the Corporation will be required to redeem an additional 4,000 shares of Series B Preferred Stock (an additional 20% of the Base Number of Outstanding Shares). All such partial redemptions shall be made in cash and shall be effected pro rata among the holders of the Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by such holders. “Financing Transaction” means debt, equity, stock purchase, asset purchase, license, tender offer, merger or other transaction involving the assets, securities or shareholders of the Corporation; provided that any such transaction in which (i) the aggregate proceeds paid to the Corporation, its shareholders or their respective Affiliates is less than $3,000,000 and (ii) the purchaser, acquirer, lender, licensee or other contracting party is not an Affiliate of any other person or entity who has, at any time, engaged in a Financing Transaction of any dollar amount or value with the Corporation, its shareholders or their respective Affiliates shall not be considered a Financing Transaction for purposes hereof.

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IN WITNESS WHEREOF, this Amendment  to the Fifth Amended and Restated Articles  of Incorporation of GROEN BROTHERS AVIATION, INC. is hereby executed effective as of the 11th day of April 2011.

GROEN BROTHERS AVIATION, INC.

By: _____________________________
Name:	David Groen
Title:	President & CEO